Exhibit 14.1




INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of MUNICIPAL SECURITIES INCOME TRUST and
Shareholders of FEDERATED PENNSYLVANIA MUNICIPAL INCOME FUND:


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to this Registration Statement on Form N-14 of Federated Pennsylvania Municipal Income Fund (a portfolio of the Municipal Securities Income Trust) of our report dated October 11, 1996, appearing in the Annual Report of Federated Pennsylvania Municipal Income Fund for the year ended August 31, 1996, included in the Prospectus of Federated Pennsylvania Municipal Income Fund for the year ended August 31, 1996, dated March 4, 1997, and to the references to us within this Registration Statement.



BY:/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Pittsburgh, Pennsylvania
June 4, 1997